UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

JAVA DETOUR, INC.
(Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization) 1550 Bryant Street, Suite 500 San Francisco, CA (Address of principal executive offices)	000-52357 (Commission File Number)	20-5968895 (I.R.S. Employer Identification Number) 94103 (Zip Code)

Registrant’s telephone number, including area code: (415) 241-8020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 31, 2008, Java Detour. Inc. (the “Company”), through its wholly-owned subsidiary JDCO, Inc. (“JDCO”), entered into an Asset Purchase Agreement, which is attached hereto as Exhibit 10.1 (the “Asset Purchase Agreement”), by and between JDCO and Java NorCal, LLC (“Java NorCal”), pursuant to which the Company sold to Java NorCal the rights, title and interest in the assets related to two franchise gourmet coffee retail locations in Marysville, California and Yuba City, California, the right to open three additional franchises within the next six months and pre-paid royalty fees (the “Assets”).  Java NorCal is California limited liability company with Ronald Sands, the Company’s former Chief Financial Officer and Secretary and a current director.

The purchase price for the Assets was for $1,450,000, which included (i) a promissory note for $255,000 (payable over five years with an interest rate of 6.75%), (ii) the assumption of approximately $209,000 of debt, (iii) cash of approximately $960,000 and (iv) other miscellaneous items.  The Company will record a gain of $938,074 from the sale of the Assets.

The Asset Purchase Agreement included customary covenants, representations and warranties by the parties.  The foregoing description of the Asset Purchase Agreement is qualified in its entirety by the full text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Principal Financial Officer and President

Ronald Sands resigned as the Company’s chief financial officer, secretary and principal financial officer, effective December 1, 2008, to serve as the president of Java NorCal.  He will continue to serve as a director of the Company.  Michael Binninger, the Company’s chief executive officer will serve as the Company’s principal financial officer.

ITEM 9.01                      Financial Statements and Exhibits

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated July 1, 2008, by and between JDCO, Inc. and Java Nevada, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVA DETOUR, INC.

Date: January 7, 2009	By:	/s/ Michael Binninger
Name: Michael Binninger Title: Chief Executive Officer